th Street
Corporate Office 6625 West 78th Street Suite 300 Minneapolis, MN 55439 Phone: 952-893-3200 Fax: 952-893-0704 www.uhs.com

CONTACT:	James Pekarek;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 607-3054

UNIVERSAL HOSPITAL SERVICES TO PRESENT AT THE 36th ANNUAL J.P. MORGAN
HEALTHCARE CONFERENCE ON TUESDAY, JANUARY 9

Minneapolis, Minn.--(BUSINESS WIRE)— January 3, 2018 – Universal Hospital Services, Inc. (“UHS”), a nationwide provider of health care technology management and service solutions, announced today it will present at the 36th Annual J.P. Morgan Healthcare Conference in San Francisco.

UHS Chief Executive Officer, Tom Leonard, is scheduled to present an overview of the company on Tuesday, January 9, at 11 a.m. Pacific Time at the Westin St. Francis Hotel.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of health care technology management and service solutions. UHS owns or manages more than 700,000 pieces of medical equipment for more than 7,000 national, regional and local acute care hospitals and alternate site providers across the U.S.  For more than 75 years, UHS has delivered medical equipment management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN  55439

952-893-3200

www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which health care providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2015, as well as our other filings with the Securities and Exchange Commission.